UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 14, 2026
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Owens Corning
(Exact name of registrant as specified in its charter)
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DE	1-33100	43-2109021
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Owens Corning Parkway
Toledo,	Ohio	43659
(Address of principal executive offices)		(Zip Code)
419-248-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.06.	Material Impairments.
On February 14, 2025, Owens Corning (the “Company”) disclosed an expected impairment charge associated with the announced sale of the Company’s global glass reinforcements business (the “GR Business”) and that, beginning with the Quarterly Report on Form 10-Q for the period ended March 31, 2025, the GR Business’s financial results would be reflected in the Company’s consolidated financial statements as discontinued operations for all periods presented, and the GR Business would be classified as “held for sale.”

Based on the revised terms of the Transaction (as described below), the Company will recognize an additional loss on sale of approximately $140 million related to a decrease in the agreed purchase price and changes in other net assets, subject to finalized cumulative foreign currency adjustments, net working capital adjustments, and costs to sell.

Item 8.01.	Other Events.
As previously disclosed, the Company entered into a definitive agreement on February 13, 2025 (the “Agreement”) with Triumph Non-Ionics Pvt Ltd., a private limited company incorporated in the Republic of India (“Triumph”), and 3B Lux S.à.r.l, a private limited liability company incorporated under the Laws of the Grand Duchy of Luxembourg (“3B”) (Triumph and 3B, the “Purchasers”), Ayana Chemicals Singapore Pte. Ltd., a private limited company incorporated under the Laws of Singapore, as guarantor (“Ayana”), and Artek US Holding Corp., a Delaware corporation, as conditional guarantor (“Artek US”), providing for the sale of materially all of the GR Business at an enterprise value of $755 million (the “Transaction”). The Purchasers, Ayana and Artek US are affiliates and a part of the Praana Group of Mumbai, India.

On April 14, 2026, due to changing market conditions, the Company and the Purchasers entered into an amendment to the Agreement (the “Amendment”). In connection with execution of the Amendment, the Company received a $30 million non-refundable deposit from the Purchasers. The Amendment provides for (1) a revised enterprise value of $645 million, (2) the transfer of approximately $65 million of additional assets at close, and (3) the elimination of the promissory notes from the Purchasers. As a result of the Amendment, the Company expects to receive after-tax net proceeds from the Transaction following customary and transaction specific price adjustments of approximately $280 million. The Company expects to utilize the after-tax net cash proceeds of the Transaction to fund initiatives consistent with its capital allocation strategy including organic investments to drive growth and the return of cash to shareholders. The Company expects to close the Transaction in the second quarter of 2026.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owens Corning

April 15, 2026	By:	/s/ Todd W. Fister
Todd W. Fister
Executive Vice President and Chief Financial Officer